UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 28, 2014

Lehigh Gas Partners LP
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-35711	45-41165414
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

645 Hamilton Street, Suite 500, Allentown, Pennsylvania		18101
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	6106258027

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 28, 2014, the Partnership, through certain of its subsidiaries, entered into a Master Lease Agreement (the "Lease") with Lehigh Gas-Ohio, LLC, an affiliate of the Partnership ("LGO"), with an effective date of June 1, 2014. The Lease consolidates into a single master lease approximately 259 individual leases currently in effect. The terms and conditions in the Lease are substantially identical to the existing individual leases except as follows: the Partnership’s right to terminate each lease with 180 days prior notice was deleted, and in its place, each party has the right to either sever, in the case of LGO, up to seven percent (7%) of the leased premises each year, or recapture, in the case of the Partnership, up to five percent (5%) of the leased premises each year from the Lease at any time prior to the fifth anniversary of the Commencement Date (as defined in the Lease) for such leased premises. Each parties’ right is cumulative in that if a party does not sever or recapture, as applicable, the full amount of leased premises for which it has rights, then the non-utilized amount may be carried forward into subsequent years. The Lease was approved by the Conflicts Committee of the general partner of the Partnership.

The description of the Lease under Item 1.01 of this Form 8-K does not purport to be complete and is qualified in its entirety by reference to the Lease, which is incorporated by reference herein to Exhibit 10.1. The registrant has omitted schedules, exhibits and similar attachments to the Lease pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish a copy of any omitted schedule, exhibit or similar attachment to the SEC upon request.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 28, 2014, the Compensation Committee (the "Committee") of the general partner of the Partnership (the "General Partner") adopted the Lehigh Gas Partners LP Executive Income Continuity Plan (the "Plan"). All persons who are designated as executive officers of the Partnership (other than our Chairman of the Board/Chief Executive Officer) by resolution of the Board of Directors of the Partnership’s General Partner (the "Officers") and all persons who provide management services to the Partnership and are designated as Plan participants by the Compensation Committee are eligible to participate in the Plan (each a "Participant"). The description of the Plan that follows is qualified in its entirety by reference to the full plan document that is filed as Exhibit 10.2 to this Form 8-K.

The Plan provides that if an Officer is terminated from providing management services to the Partnership or the General Partner other than due to death, disability, retirement, Cause (as defined in the Plan) or voluntarily resignation (other than for Good Reason (as defined in the Plan)) (a "Termination"), then such Officer is entitled to receive a severance payment, paid in twelve equal monthly installments, equal to the sum of (i) the Officer’s annual salary as of the date of the date of termination, plus (ii) the amount of the Officer’s annual target bonus under the applicable annual incentive compensation plan in place at the time the termination occurs. In addition, the Officer (and his dependents, as applicable) will receive the continuation of their medical, dental and other benefits for a period of one year from the date of termination. Further, all unvested awards under the Partnership’s 2012 Incentive Award Plan ("Awards") held by such Officer shall vest immediately upon Termination.

If the Termination occurs in connection with, or within 24 months after, a Change in Control (as defined in the Plan), then the Officer will receive a severance payment, paid in a single lump sum in cash, equal to 2.99 times the sum of (i) the Officer’s annual salary as of the date of termination, plus (ii) the amount of the Officer’s annual target bonus under the applicable annual incentive compensation plan in place at the time the termination occurs. In addition, the Officer (and his dependents, as applicable) will receive the continuation of their medical, dental and other benefits for a period of three years from the date of termination. Further, all unvested Awards held by such Officer shall vest immediately upon a Change in Control.

All payments due under the Plan will be conditioned on the execution by the Participant of a non-disparagement agreement and a waiver, effectively waiving all claims of the Participant against the Partnership and the General Partner (including its directors, officers, employees and agents) arising out of such Participant’s employment with Lehigh Gas Corporation and the provision of the management services to the Partnership and the General Partner.

If amounts payable to an Officer under the Plan (together with any other amounts that are payable by the Company as a result of a Change in Control (collectively, the "Payments") exceed the amount allowed under section 280G of the Internal Revenue Code of 1986, as amended (the "Code") for such Officer, thereby subjecting the Officer to an excise tax under section 4999 of the Code, then the Payments shall either be: (i) reduced to the level at which no excise tax applies, such that the full amount of the Payments would be equal to three times the Officer’s "base amount" (as defined in the Code), or (ii) paid in full, which would subject the Officer to the excise tax. The Company will determine, in good faith, which route produces the best net after tax position for an Officer, but the Company will not provide any gross-up payments for excise taxes.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lehigh Gas Partners LP

May 30, 2014	By:	Frank M. Macerato

Name: Frank M. Macerato
Title: General Counsel, Secretary and Chief Compliance Officer

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Exhibit Index

Exhibit No.	Description

10.1	Master Lease Agreement
10.2	Lehigh Gas Partners LP Executive Income Continuity Plan